Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES UPDATED GUIDANCE, GLOBAL RESOURCE
ESTIMATES AND CONTINUED WEST AFRICA DRILLING SUCCESS
HOUSTON (May 14, 2008) — Noble Energy, Inc. (NYSE: NBL), at its annual analyst meeting today, will provide updated guidance, global resource estimates, and results from its ongoing drilling program in Equatorial Guinea.
Updated Guidance
Noble Energy’s total sales volumes for 2008 are now estimated to average between 210 and 220 thousand barrels of oil equivalent per day (MBoepd). Using the midpoint of the new guidance, this represents a two percent increase from the original estimate’s midpoint of 210 MBoepd and a nine percent increase from 2007 after adjusting for the Argentina asset sale. The incremental volumes over prior guidance are primarily related to better than expected performance from deepwater Gulf of Mexico development projects, enhanced growth in the Rocky Mountains, as well as the impact of the accelerated development of phase two at Dumbarton in the North Sea and increased natural gas sales in Israel.
Noble Energy also confirmed its six to 10 percent annual compounded organic growth target through 2012. There will be minimal production impact during this period from its West Africa discoveries, which are expected to begin production within the 2012 to 2014 timeframe. Capital requirements through 2012 will average approximately $2 billion per year, which includes the Company’s updated 2008 capital budget and anticipated development spending for its West Africa discoveries.
Accompanying the change in production guidance, Noble Energy is adjusting several of its cost estimates for 2008. Estimated oil and gas lease operating expenses were lowered to range from $4.20 per barrel of oil equivalent (Boe) to $4.70 per Boe, down from $4.30 to $4.80 per Boe. Depreciation, depletion, and amortization expense is now estimated to range from $10.30 per Boe to $10.90 per Boe, down from $10.40 to $11 per Boe. Other guidance changes, primarily interest expense and taxes, are included in more detail at the end of this news release.
Global Resource Potential
The Company estimates that its net unrisked resource potential has increased approximately 70 percent from its 2007 estimate to 5.3 billion barrels of oil equivalent. The increase comes from the combination of an increased exploration portfolio and expanded resource development programs.
Equatorial Guinea Drilling Program Update
In addition, the Company provided an update on its drilling activities in Equatorial Guinea. The ‘I-5’ Benita oil appraisal well, designed to determine downdip reservoir limits as well as provide an opportunity to flow test the oil zone, was successfully drilled to a total depth of 10,088 feet (3,075 meters). Drilling results encountered approximately 42 feet (13 meters) of net oil pay, defined the water-oil contact, and moved the lowest known oil down structure approximately 28 feet (9 meters). Noble Energy is currently preparing to flow test the well, after which the rig will proceed to drill a Block “I” Miocene prospect named Diega. The Company has also reached total depth on the Felicita prospect in Block “O” and has identified an apparent gas condensate bearing sand with anticipated yields similar to the Belinda discovery.
Charles D. Davidson, Noble Energy’s Chairman, President, and CEO said, “Today’s meeting provides an opportunity to highlight the tremendous growth in opportunities and resource inventory that we have experienced over the past year. Our 2008 performance continues to exceed our expectations. Production remains strong, costs well-managed and our exploration program is off to a great start with two more successful wells in Equatorial Guinea. As we look beyond this year, we are extremely excited about our prospects for growth and the potential to deliver value to our investors.”
Analyst Meeting Webcast
Noble Energy’s 2008 annual analyst meeting will be available today via live audio webcast at 8 a.m. Eastern Time. To listen, log on to www.nobleenergyinc.com and click on the Investor Relations tab. The analyst meeting replay will be available until August 14, 2008. To access the replay, go to www.nobleenergyinc.com and click on the Investor Relations tab.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field and

Piceance basin, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the deepwater Gulf of Mexico. In addition, Noble Energy operates internationally in China, Ecuador, the Mediterranean Sea, the North Sea, and West Africa (Equatorial Guinea and Cameroon). Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, volatility in oil and gas prices, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings.
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as “resource estimates,” “resource potential” and “resource inventory,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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Noble Energy, Inc
2008 Updated Volume Guidance
As of May 14, 2008
CRUDE OIL AND CONDENSATE (MBpd)

• United States	38	–	44
• West Africa	13	–	15
• West Africa — equity method investment	1	–	2
• North Sea	8	–	12
• Other	3	–	4
NATURAL GAS (MMcfpd)

• United States	400	–	430
• West Africa	210	–	240
• Israel	110	–	120
• North Sea	5	–	10
• Ecuador	20	–	25
NATURAL GAS LIQUIDS (MBpd)

• United States	8	–	10
• West Africa — equity method investment	5	–	6
COST AND EXPENSES

• Oil and gas lease operating	$4.20	–	$4.70 per Boe
• Transportation	$0.60	–	$0.80 per Boe
• Depreciation, depletion and amortization	$10.30	–	$10.90 per Boe
• Production and ad valorem taxes	4.0 - 4.5% of oil, gas, and ngl revenues

• Exploration	$240	–	$310 million
• General and administrative	$205	–	$250 million
• Interest (net)	$70	–	$85 million
OTHER ITEMS

• Effective tax rate	32	–	36%
• Deferred tax ratio	30	–	40%
• Outstanding shares — diluted	174	–	176 million

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